Exhibit 10.4.1

Execution Version

19411 Atrium Place Suite 170, Houston, TX 77084

November 1, 2013

Lewis L. Bird, III

Dear Lee,

Garden Ridge has reviewed its vacation policy and as a result of this review is eliminating the vacation policy in favor of a Paid Time Off (PTO) Policy, which addresses both vacation and other personal time off. In order to conform your Employment Agreement to the new policy, Garden Ridge requests your consent to the following amendments to your Employment Agreement:

Section 2.6 (Vacation) is amended to read in its entirety: During the Employment Period, the Executive shall be entitled to two hundred (200) hours of paid time off (PTO) per calendar year, prorated for partial years in accordance with the terms of the Company’s PTO Policy.

Section 3.1 (Termination of Employment) is amended so as (a) to change the reference in the first sentence from “15 days” to “30 days” in both instances where “15 days” appears in that sentence, and (b) to delete clause (iii) of the second sentence of the section.

Please evidence your agreement to the foregoing changes by executing and returning to me a copy of this letter.

Very truly yours,

GARDEN RIDGE CORPORATION

By:	/s/ Valerie Davisson
Valerie Davisson
Chief People Officer

Accepted and Agreed to as an amendment to the Employment Agreement between Garden Ridge Corporation and the undersigned to be effective as of the date of this letter:

/s/ Lewis L. Bird, III
Lewis L. Bird, III